Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Pike Electric Corporation Employee Stock Purchase Plan, of our report dated September 13, 2005, with respect to the consolidated financial statements of Pike Electric Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 2005.

/s/ Ernst & Young LLP

Greensboro, North Carolina
December 1, 2005